EXHIBIT 99.1

October 15, 2008

Re: JPMorgan Chase Acquisition of Washington Mutual BANK FSB

Dear Seattle Bank Members,

On September 26, the Seattle Bank issued a press release regarding the acquisition of Washington Mutual Bank FSB by JPMorgan Chase. On October 10, we were informed that JPMorgan Chase has merged the Washington Mutual Bank FSB charter with the JPMorgan Chase Bank, NA charter. Because JPMorgan Chase Bank, NA is not chartered in the Seattle Bank's district, the company has become a non-member stockholder in the Seattle Bank cooperative.

We are working with JPMorgan Chase Bank, NA to facilitate a smooth transition with respect to these events and to explore the potential for new business opportunities with the company. JPMorgan Chase Bank, NA continues to hold approximately $14 billion in advances that were formerly outstanding to Washington Mutual Bank FSB, and the Seattle Bank remains fully collateralized on these advances.

While the loss of a large member is not an insignificant event, I assure you that our management team has considered the possible effects of a merger or acquisition of a large shareholder and borrower on our cooperative. As such, we have accounted for this possibility in our strategic plans and financial forecasting, and we have positioned our business to respond to such a change in our membership.

The recent acquisition of Washington Mutual Bank FSB is emblematic of the challenges we face in our industry and our economy. Our overall economic situation is dynamic, and there remain many unresolved issues affecting the financial services industry. Ensuring your access to liquidity and funding, however, is the primary reason the Federal Home Loan Banks exist, and we are very pleased that we are here to serve you, even in these turbulent times.

Please feel free to contact your Seattle Bank Relationship Manager, me, or any member of our senior management team with any questions or concerns.

Sincerely,

/s/ Richard M. Riccobono

Richard M. Riccobono
President and CEO

The information contained herein contains forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, changes in our membership profile or the withdrawal of one or more large members and changes in relationships with former members, demand for advances, changes in projected business volumes, business and capital plan adjustments and amendments, changes in the bank's management and Board of Directors, regulatory actions or approvals, competitive pressure from other Federal Home Loan Banks and alternative funding sources, accounting adjustments or requirements, interest-rate volatility, the bank's ability to maintain adequate capital levels, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, hedging and asset-liability management activities, shifts in demand for our products and consolidated obligations, and general economic conditions. Additional factors are discussed in the Seattle Bank's 2008 quarterly reports on Form 10-Q and its 2007 annual report on Form 10-K as filed with the SEC, which are available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.